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                                                                       EXHIBIT 5



                                 Converse Inc.
                                One Fordham Road
                       North Reading, Massachusetts 01864



August 27, 1998


Converse Inc.
One Fordham Road
North Reading, Massachusetts 01864

     RE:  CONVERSE INC. REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     I am employed as General Counsel of Converse Inc., a Delaware corporation ("Converse" or the "Company"), and as such I, and attorneys working for me, have acted on behalf of Converse as counsel in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement"), which Converse proposes to file with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 1,500,000 shares of the Company's common stock, without par value (the "Shares"). The Shares are to be issued by the Company (i) upon exercise of certain stock options, and pursuant to awards of restricted stock, granted, or to be granted, to certain employees or consultants of Converse and its subsidiaries pursuant to the Converse Inc. 1994 Stock Option Plan, as amended and restated as of February 25, 1998 (the "1994 Plan") and (ii) upon purchase of shares by employees pursuant to the Converse Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan").

     This opinion is rendered in accordance with the requirements of Item 601(b)
(5) of Regulation S-K of the Securities and Exchange Commission.

     I, or such attorneys working for me, have examined or considered such matters of law and fact and such corporate records, certificates and other documents as I, or they, have deemed necessary. In the course of such examination, I, and such attorneys working for me, have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals and the conformity to the originals of all documents submitted as certified, photostatic or conformed copies. I have relied, as to certain legal matters, on the advice of such attorneys working for me who are more familiar with such matters.

     Based on and subject to the foregoing and the qualifications set forth below, I am of the opinion that upon the issuance, delivery and, if applicable, payment for the Shares under the terms of the 1994 Plan and the Employee Stock Purchase Plan, as applicable, the Shares will be duly authorized, validly issued, fully paid and non-assessable.
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Converse Inc.
August 27, 1998
Page 2

     I am admitted to the Bar of the Commonwealth of Massachusetts, and I express no opinion as to the laws of any other jurisdiction other than the Delaware General Corporation Law. In that connection, you should be aware that I am not admitted to the Bar of the State of Delaware and am not an expert in the law of such jurisdiction. Accordingly, such opinions concerning the Delaware General Corporation Law are based upon my review of the Delaware General Corporation Law and my reasonable (although not necessarily complete) familiarity with the Delaware General Corporation Law as a result of my prior involvement in transactions involving such Law.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement on Form S-8 being filed by the Company. In giving such consent, I do not thereby admit that I am acting within the category of persons whose consent is required under
Section 7 of the Securities Act or the regulations of the Securities and Exchange Commission thereunder.


                                 Very truly yours,



                                 /s/ Jack A. Green
                                 ------------------
                                 Jack A. Green